Exhibit 99.1

http://abvcpharma.com/	44370 Old Warm Springs Blvd. Fremont, CA 94538

Dear Shareholder:

Now that 2020 has ended, we believe it will be informative to you, our shareholders, to hear about our goals for 2021. But first, we note that 2020 was an exceptional year for the company, particularly with respect to our medical device, Vitargus®, and our medicine ABV-1505, which is designed to alleviate attention-deficit hyperactivity disorder (ADHD).

隨著2020年即將結束，我們相信您，也是我們的股東之一，會想要了解公司未來的願景及目標。但是首先，我們想說的是2020年對公司來說是非常特別的一年，尤其是對於我們的創新醫療器材Vitargus®，以及我們正在開發中能夠減輕注意力不集中及過動症（ADHD）的植物新藥ABV-1505。

2020 - A Year of Accomplishment

Vitargus®

Vitargus® is the world’s first bio-degradable vitreous substitute utilized during vitrectomy surgery. Vitargus® offers important advantages over current vitreous substitutes by minimizing medical complications and reducing the need for additional surgeries. In October of 2020, we sent a full clinical study report (CSR) of Vitargus® First-in-Human Phase I Clinical Trial to the United States Food and Drug Administration. The participants in the study showed significant improvement in visual acuity immediately following retina re-attachment surgery. Additionally, since Vitargus® is a stable semisolid gel adhering to the retina during surgery, patients do not need to remain face-down after surgery, which provides a significant improvement to patients’ post-surgical comfort. Vitargus® addresses a large and growing market according to Grand View Research, with worldwide vitrectomy cases expected to increase from 1.26 million in 2012 to 4 million by 2030 (6.8% CAGR), reaching a $2 billion market value.

Vitargus®是世界上第一個在玻璃體割離手術後，可使用的玻璃體替代物，它是一個能夠被自體吸收降解的替代物。與目前的玻璃體替代物相比，Vitargus®不但能減少手術後併發症並且可以免去二次或多次手術的需求。因此，我們相信產品上市後必定會對市場造成重大影響。 2020年10月，我們向美國食品和藥物管理局(FDA)發送了Vitargus®人體首次臨床試驗的完整臨床研究報告（CSR），其中所有受試者在視網膜剝離黏合手術後，視力馬上獲得了明顯改善。此外，由於Vitargus®是在手術中用於黏回視網膜的一個具有穩定性的類固體凝膠，因此患者在手術後無需保持臉部朝下，對於患者的術後生活有顯著的改善。根據Grand View Research的研究報告，Vitargus®的未來市場龐大且不斷成長，全球玻璃體切除手術病例預計將從2012年的126萬例增加到2030年的400萬例（複合年增長率為6.8％），市場價值估達到20億美元。

ABV-1505 - ADHD

Equally as exciting, a successful Phase II, Part 1 Clinical Trial of ABV 1505 was completed at the University of California, San Francisco (UCSF) Medical Center and a clinical study report (CSR) was issued this past November. ABV-1505 targets adult attention deficit disorder and has the same active pharmaceutical ingredient, PDC-1421, used in ABV-1504, one of our drugs that successfully completed a Phase II clinical study conducted at Stanford University to treat major depression disorder (MDD) in 2019.

In July of 2020, we filed for a patent for certain aspects of ABV-1504 in the United States under the Patent Cooperation Treaty (PCT); this treaty has legal effect in other countries. We believe that the patent, when granted, will greatly enhance our existing portfolio of PDC-1421 related patents and strengthen our global IP position. PDC-1421, the active ingredient in ABV-1504 and ABV-1505, is an extract of Polygala tenuifolia, a plant grown primarily in China.

ABV-1505 - 注意力不集中及過動症

同樣令人振奮的是，在美國加州大學舊金山分校（UCSF）醫學中心成功地完成了ABV 1505的臨床II期第一部分試驗，並於2020年11月發布了臨床研究報告（CSR）。 ABV-1505針對成人注意力不集中的缺陷，採用了與ABV-1504中有相同活性的藥物成分PDC-1421來治療注意力不集中病人。ABV-1504是我們在2019年由美國斯坦福大學成功完成用於治療重度抑鬱症（MDD）的II期臨床研究的藥物。

2020年7月，我們根據《專利合作條約》（PCT）在美國申請了ABV-1504在治療重度抑鬱症方面的專利； 《專利合作條約》在其他國家也具有相同的法律效力。 我們相信，該專利一經核准，將使我們現有PDC-1421相關的專利組合更加完整豐富，可以持續強化我們在全球知識產權的領先地位。 PDC-1421是遠志的萃取物，而遠志是一種主要在中國生長的植物，自古以來長期使用於中醫學，具有安寧定神之效用，我們用PDC-1421作為ABV-1504 及ABV-1505的主要成分。

ABV-2002 – Corneal Storage Solution

On November 4, 2020, we executed an amendment to our development collaboration agreement with BioFirst, an affiliate, to add a Corneal Storage Solution and an Intraocular Irrigation Solution to the agreement. The Corneal Storage Solution is utilized during a corneal transplant procedure to replace a damaged or diseased cornea. The Intraocular Irrigation Solution has broader utilization and is used during a variety of ocular procedures.

Initially, ABVC will focus on the Corneal Storage Solution, designated ABV-2002 under ABVC’s product identification system. A donor cornea is stored in the ABV-2002 solution prior to penetrating keratoplasty (full thickness cornea transplant) or endothelial keratoplasty (back layer cornea transplant). Early testing indicates that ABV-2002 may be more effective at protecting the cornea during long-term storage than other storage media currently available and can be manufactured at lower cost.

ABV-2002 – 角膜保存液

2020年11月4日，我們與相關公司，台灣滙特生物科技股份有限公司，簽署了一項共同開發合約的修正案，在協議中增加了角膜保存液配方和眼科手術沖洗液的產品授權。角膜保存液可以存放從正常人移植來的角膜，可用於取代受損或患病的角膜。眼科手術沖洗液則具有更廣泛的用途，可用於不同項目的眼科手術。

我們初步的規劃是，ABVC先專注於角膜保存液，公司產品代碼為ABV-2002，的配方和產品授權。捐贈者的角膜可以儲存在ABV-2002 溶液中，之後再應用於穿透性角膜移植術（全層的角膜移植）或內皮角膜移植術（後層角膜移植）。 我們初期測試的結果顯示，在長期的儲存過程中ABV-2002可能比目前其他的保存液更能有效地保護角膜，並且製造成本也可以比其他人低的。

Financial

Finally, 2020 was a year that set the stage for a potential listing on NASDAQ, an elusive goal we have been pursuing for over a year. To reach this goal and fund our clinical trials, we improved our balance sheet during the year by raising more than $8.0 million of fresh equity and converting more than $4.0 million of debt to equity. We are pleased that both new and previous investors stepped up to assure that we have the resources to continue the execution of our business plan.

In addition, on December 28, 2020 an S-1 registration statement to register more than 4 million shares already owned by our shareholders was declared effective by the US Securities & Exchange Commission. This will increase the number of shares in our outstanding share float which we believe will result in an increase in the liquidity of our stock trading.

財務

最後，2020年是讓我們有機會在NASDAQ上市奠定基礎的一年，這也是我們一年多來不斷努力，一直追求的目標。 為了達到這一目標並為我們的臨床試驗找到足夠的資金，這一年中我們改善了公司的資產負債表，募集了超過800萬美元的新股本，並將原本超過400萬美元的債務轉換為股本。 我們很高興有新舊投資者的加入，讓我們確保有足夠的資源來繼續執行我們的業務計劃。

此外，美國證券交易委員會已於2020年12月28日批准了S-1註冊文件，將部分股東所擁有超過400萬股股票有效地註冊發行。 這將可以增加我們在外流通的股票數量以及刺激股票交易的流動性。

2021 – The Year Ahead

During the first quarter of 2021, we anticipate receiving approval from the Australia Therapeutic Goods Administration (TGA) to proceed with the pivotal clinical trial for Vitargus®. Since one or more of the potential pharmaceutical partners for the distribution of this medical device will be funding the pivotal trial, receipt of this approval will be a key milestone leading to a distribution and manufacturing agreement. Any such agreement will bring the first significant revenue generated from our pipeline of drugs and medical devices.

Also, during the first half of 2021, we hope to execute a licensing agreement with a Chinese pharmaceutical company for China distribution of our Corneal Storage Solution, ABV-2002. This agreement, if finalized, will require the Chinese partner to (a) obtain China FDA approval for marketing in China, at their expense and (b) pay milestone payments to ABVC beginning in the first or second quarter of 2021. Further, we intend to submit a Premarket Notification 510(K) submission to the United States and Taiwan FDAs before the end of 2021 to demonstrate that ABV-2002 is at least as safe and effective as current products on the market.

2021 -未來的一年

在2021年第一季度，我們預計將獲得澳洲政府藥物管理局（TGA）的批准，展開Vitargus®的關鍵臨床試驗。由於將有一個或多個潛在的合作夥伴等著加入Vitargus®的商業化開發或提供臨床試驗需要的資金，因此，獲得政府批准將是達成分銷代理和製造協議的關鍵里程碑。達成任何合作協議都將為我們公司帶來第一筆可觀收入。

此外，我們希望在2021年上半年與一家中國製藥公司簽署授權協議，讓他們可以在中國銷售我們的角膜保存液- ABV-2002。該協議內容將包含（a）被授權方自費獲得中國FDA的批准，在中國進行製造與銷售，以及（b）從2021年第一季度或第二季度開始向ABVC支付里程碑達成金。此外，我們打算在2021年底之前向美國和台灣FDA提交510（K）-上市前通告，表明ABV-2002與市場上的現有產品一樣安全和有效。

ABV-1504, 1505 and 1601

In the first quarter of 2021, we will initiate an ABV-1601 Phase II Part 1 clinical trial for the treatment of major depression disorder in cancer patients at Cedars-Sinai Medical Center in Los Angeles, California. The clinical study report (CSR) should be finalized at the year end. In the second quarter of 2021, we plan to initiate a Phase II, Part 2 clinical trial of ABV-1505 for ADHD. The CSRs of ABV-1504 Phase II for MDD, ABV-1601 Phase II for MDD for cancer patients and ABV-1505 Phase II for ADHD will enable us to have further discussions with major pharmaceutical companies about funding Phase III clinical trials and distribution. We believe that ABV-1504, ABV-1505 and ABV-1601 have the potential to be significant new entries in the market to alleviate depression and attention deficit hyperactivity disorders since they both offer alternative treatments with more promising outcomes and fewer serious adverse side effects than the current standard of care. Traditional antidepressants, such as SSRI's, MAO inhibitors and TCA's have been used in the treatment of depression over the last few decades, although none are ubiquitous in efficacy, and each have their own share of adverse side effects. SSRI's for example can result in anxiety, sleep disruption and weight gain alongside gastrointestinal events. Our active ingredient PDC-1421, in comparison, has less adverse side effects.

ABV-1504, 1505 和 1601

同樣於2021年第一季度，我們將在加州洛杉磯市的Cedars-Sinai醫學中心啟動ABV-1601 臨床II期第1部分試驗，用於治療癌症病患的憂鬱症，而臨床研究報告（CSR）應該會在年底完成。接著，第二季會啟動ABV-1505 ADHD的臨床II期第2部分試驗。 有著ABV-1504 (重度抑鬱症)、 ABV-1505 (注意力不集中及過動症) 以及 ABV-1601(癌症病患的憂鬱症)完整的臨床II期試驗報告，我們便能夠與大型製藥公司進一步討論合作並資助臨床III期試驗之執行。我們認為，ABV-1504、 ABV-1505 以及 ABV-1601皆十分具有市場潛力，因為它們比起現行憂鬱症藥物有著更好的結果且更少的副作用。在過去的幾十年中，傳統的抗憂鬱藥，例如SSRI's，MAO抑製劑和TCA's已被用於治療憂鬱症，儘管這幾款藥物皆具有療效，但各自都會產生不良副作用。例如，SSRI會導致焦慮，睡眠中斷和體重增加以及胃腸道不適。相比之下，我們的活性成分PDC-1421較少產生不良的副作用。

Based upon our discussions with potential partners for the manufacture and distribution of ABV-1504, ABV-1505 and ABV-1601, we believe it is important to demonstrate a secure and consistent source of the plant material, Polygala tenuifolia, from which the active ingredient for these medicines is derived. As a result, much of our focus in 2021 will be directed toward establishing a supply chain for this plant material (and other medicinal plants) from both China and a western country, such as Canada.

根據我們與潛在合作夥伴針對ABV-1504，ABV-1505和ABV-1601的討論，我們認為重要的一件事是我們能夠確保含有治療疾病有效成分的遠志植物其產地來源的一致性。 因此，我們在2021年的一大重點就在於建立遠志植物 (和其他藥用植物)的供應鏈，無論是從中國或西方國家，比如說加拿大。

ABV-1703

In the second half of 2021, we will start an ABV-1703 Phase II Part 1clinical trial of Maitake BLEX404 oral liquid drug for the treatment of metastatic pancreatic cancer and biliary tract cancer at Cedars-Sinai Medical Center in Los Angeles, California. If Part 1 is successful, the second part of Phase II will be conducted as a multi-nation, multi-site study including at least one major medical center in Taiwan.

在2021年下半年，我們將在加州洛杉磯市的Cedars-Sinai醫學中心啟動ABV-1703臨床II期第1部分試驗，這是使用舞茸 BLEX404做成的口服液體藥物用於治療胰臟癌和膽管癌。如果ABV-1703臨床 II期第1部分獲得成功，則臨床II期第2部分將進一步作成多國，多地點的臨床試驗，其中至少會包括一間台灣主要的醫學中心。

BioKey

In 2019, we completed our acquisition of BioKey, Inc., located in Fremont, California. BioKey is a valuable addition to ABVC that provides Contract Development & Manufacturing Organization services to discovery biotechnology companies engaged in clinical trials of various drugs. Its GMP manufacturing facility can produce short runs of capsules, tablets or solutions needed for clinical trials. In 2020, BioKey suffered revenue losses of approximately $500,000, so our main goal for 2021 is to bring the business to profitability. To reach that goal, we appointed Dr. Richard King as BioKey’s CEO to lead the turnaround of this subsidiary; he will continue to engage in his role as the Chief Science Officer of ABVC.

BioKey 公司

在2019年，我們完成了一家醫藥公司 - BioKey的收購，公司位於加州Fremont 市。收購後成為ABVC重要的供應鏈，BioKey廠內可從事各種臨床試驗藥物的生物技術開發，並提供合約開發及製造服務。 它的GMP生產設施可以生產短期使用的膠囊，片劑或供臨床試驗所需的溶液。 2020年，BioKey面臨了大約500,000美元的虧損，因此我們2021年的主要目標是使該公司業務增長至實現盈利。 為了實現這一目標，我們任命了Richard King博士為BioKey的執行長，帶領BioKey扭虧為盈，於此同時他將繼續擔任ABVC的研發長。

2021 will be a busy year for the company with one of our main goals being to strengthen our management team to better support clinical trials ongoing throughout the year and add new medicines to our pipeline. Further, we are considering additional financing later in the year to accelerate our growth and will need to expand our financial and administrative teams to help manage that growth.

展望2021年，有許多重要的目標等著ABVC團隊去達成。其中主要目標之一是加強團隊的管理，更有效率地支持正在進行的臨床試驗，同時增加新藥的開發，為我們的產品線添加新色彩。 還有，我們也考慮於今年的下半年透過增加融資加速推動臨床試驗，擴大我們的財務和行政團隊來配合公司的成長。

When Dr. Jiang founded ABVC, his vision was to create a company that would serve as a conduit to introduce Asia-Pacific medicines to the rest of the world. That vision is starting to become a reality now that the West is beginning to accept botanical medicines from the Asia-Pacific region as a means of addressing stubborn illnesses. We believe the company’s plant derived medicines can bring greater safety and improved efficacy than the drugs currently available to western patients. For all of this, he and I would like to thank our shareholders for your confidence, patience and support.

江博士創立ABVC時，他的願景是創建一家公司能夠作為向世界其他地區介紹亞太地區特有藥品的渠道。 現在，西方國家漸漸開始接受來自亞太地區的植物藥作為應對頑固疾病的手段，他的這一願景已逐步實現。 我們認為ABVC從植物衍生的藥物比起西方國家市場上現有藥物具有更高的安全性和療效。也因為堅持這個理念，我和他要感謝我們所有的股東對我們的信任、耐心和支持。

January 5, 2021

Howard Doong, M.D., Ph. D.

Chief Executive Officer

American BriVision (Holding) Corporation